Exhibit 10.3

Notice of Grant of PERFORMANCE SHARE UNIT Award

and Award Agreement

#ParticipantName#	Grant Date:	#GrantDate#
	Grant Type:	PSU
	Award No.:	#ClientGrantID#

Effective #GrantDate#, you have been granted a target award of #QuantityGranted# Performance Share Units (“Award”) under the Devon Energy Corporation 2022 Long-Term Incentive Plan. Each Performance Share Unit that vests entitles you to one share of Devon Energy Corporation (the “Company”) Common Stock. The vesting of these Performance Share Units is calculated based upon the Company’s TSR (as defined in Schedule A of the Award Agreement) over the Performance Period (as defined in the Award Agreement). The maximum number of Performance Share Units that you can earn will be calculated as follows: #QuantityGranted# x 200%, with actual payout based on the performance level achieved by the Company with respect to the Performance Goal set forth on Schedule A.

This Award also entitles you to be paid Dividend Equivalents as set forth in the Award Agreement.

*Vesting Schedule

By accepting this agreement online, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company's 2022 Long-Term Incentive Plan and the Award Agreement, both of which are attached and made a part of this document.

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DEVON ENERGY CORPORATION

2022 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Award Agreement”) is entered into as of #GrantDate# (the “Date of Grant”), by and between Devon Energy Corporation, a Delaware corporation (the “Company”), and #ParticipantName# (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Devon Energy Corporation 2022 Long-Term Incentive Plan (the “Plan”);

WHEREAS, in connection with the Participant’s employment with the Company, the Company desires to award to the Participant #QuantityGranted# Performance Share Units subject to the terms and conditions of this Award Agreement and the Plan; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1.
The Plan. The Plan, a copy of which is attached hereto, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Award Agreement shall govern the rights of the Participant and the Company with respect to the Award.
2.
Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of #QuantityGranted# Performance Share Units, on the terms and conditions set forth herein and in the Plan. Each Performance Share Unit that vests entitles the Participant to one share of Common Stock.
3.
Terms of Award.
(a)
Performance Share Unit Account. The Company shall establish a bookkeeping account on its records for the Participant and shall credit the Participant’s Performance Share Units to the bookkeeping account.
(b)
General Vesting Terms. Except as provided in this Section 3, the number of Performance Share Units which actually vest under this Award Agreement shall be calculated based on the attainment and certification of the Performance Goal described on Schedule A as of the end of the Performance Period. Any Performance Share Units that do not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period. Except as specifically provided below in this Section 3, in the event of a termination of the Participant’s employment prior to the end of the Performance Period, all unvested Performance Share Units will be immediately forfeited.
(c)
Vesting After Date of Termination. If a Participant’s Date of Termination occurs by reason of disability or other special circumstances (as determined by the Committee), and the Committee determines, in its sole and absolute discretion, that the Performance Share Units shall continue to vest following the Participant’s Date of Termination, the Participant shall vest in the maximum number of Performance Share Units in which the Participant could vest, based on the process described in Section

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3(b), as if the Participant remained in the employ of the Company through the end of the Performance Period.
(d)
Post-Retirement Vesting. If the Participant is Post-Retirement Vesting Eligible, the Participant shall vest in the maximum number of Performance Share Units in which the Participant could vest, based on the process described in Section 3(b), as if the Participant remained in the employ of the Company through the end of the Performance Period, provided that, such continued vesting shall be subject to the satisfaction of the conditions in Section 13, and the Participant shall only be eligible to vest in accordance with the process described in Section 3(b) with respect to the percentage of unvested Performance Share Units set forth in the table below.

Age at Retirement	Percentage of the Unvested Performance Share Unit Award Eligible to be Earned by the Participant
54 and earlier	0%
55	60%
56	65%
57	70%
58	75%
59	80%
60 and beyond	100%

(e)
Entitlement to Severance Under Other Company Arrangements. Performance Share Units shall continue to vest and the Participant shall vest in the maximum number of Performance Share Units in which the Participant could vest, based on the process described in Section 3(b), as if the Participant remained in the employ of the Company through the end of the Performance Period following the Participant’s Date of Termination that occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary, or an Affiliated Entity under (A) the Participant’s employment agreement or severance agreement with the Company due to a termination of the Participant’s employment by the Company without “cause” or by the Participant for “good reason” in accordance with the Participant’s employment agreement or severance agreement or (B) the Devon Energy Corporation Severance Plan, provided that for a severance related termination, the Participant timely signs and returns to the Company a release of claims against the Company in a form prepared by the Company (the “Release”) and such Release becomes effective. If the Participant fails to timely sign and return the Release to the Company or revokes the Release prior to the date the Release becomes effective, the Performance Share Units (and Dividend Equivalents) subject to this Award Agreement shall be forfeited.

If (1) the Award is eligible for vesting under the circumstances described in sub-sections (d) or (e) (other than in connection with a Change in Control Event) above, and (2) the Participant’s Date of Termination occurs before the one-year anniversary of the Date of Grant, then, notwithstanding such provisions in sub-sections (d) and (e) above, the number of Performance Share Units that would have otherwise vested pursuant to such provisions will be pro-rated based on the number of days from the Date of Grant to the Date of Termination out of 365.

(f)
Death. A Participant shall become fully and immediately vested in the Award at the target level of performance for the Performance Period in the event of the Participant’s death.

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(g)
Voting Rights and Dividend Equivalents. The Participant shall not have any voting rights with respect to the Performance Share Units. The Participant shall be credited with dividend equivalents (“Dividend Equivalents”) with respect to each outstanding Performance Share Unit to the extent that any dividends or other distributions (in cash or other property) are declared and/or paid with respect to the shares of Common Stock after the commencement of the Performance Period (other than distributions pursuant to a share split, for which an adjustment shall be made as described in Section 10.1 of the Plan). Dividend Equivalents shall be credited to the bookkeeping account established on the records of the Company for the Participant and will vest subject to the same conditions as are applicable to the underlying Performance Share Units, and Dividend Equivalents will be paid in cash to the Participant reasonably promptly following such vesting (but in no event later than March 15 of the calendar year following the year in which such vesting occurs). Accordingly, Dividend Equivalents shall be forfeited to the extent that the Performance Share Units do not vest and are forfeited or cancelled. No interest shall be credited on Dividend Equivalents.
(h)
Conversion of Performance Share Units; Delivery of Performance Share Units.
(i)
Except in the event of the Participant’s death or the occurrence of certain Change in Control Events as described under the Plan, the Committee shall, within a reasonably practicable time following the last day of the Performance Period, certify the extent, if any, to which the Performance Goal has been achieved with respect to the Performance Period and the number of Performance Share Units, if any, earned upon attainment of the Performance Goal. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. Payment in respect of vested Performance Share Units shall be made promptly following the Committee’s certification of the attainment of the Performance Goal and the determination of the number of vested Performance Share Units, but in any event, no later than March 15 of the year following the year in which the Performance Period ends.
(ii)
In the event of the Participant’s death, payment in respect of earned and vested Performance Share Units shall be made as soon as reasonably practicable thereafter.
(iii)
Notwithstanding any provision of this Award Agreement to the contrary, in no event shall the timing of the Participant’s execution of the Compliance Certificate, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution of the Compliance Certificate could be made in more than one taxable year, payment shall be made in the later taxable year.
(iv)
All payments in respect of earned and vested Performance Share Units shall be made in freely transferable shares of Common Stock. No fractional shares of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Award Agreement shall be rounded down to the next whole share.
4.
Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or Affiliated Entities, or interfere in any way with the right to terminate the Participant’s employment at any time.
5.
Non-transferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge any Performance Share Unit or any interest therein in any manner whatsoever.

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6.
Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered electronically, personally or mailed (U.S. mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.
7.
Binding Effect; No-Third-party Beneficiaries; Governing Law and Venue; Compliance with Law. This Award Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns except as may be limited by the Plan, and (ii) governed by and construed under the laws of the State of Delaware. This Award Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and each of their respective heirs, representatives, successors and permitted assigns. The issuance of shares of Common Stock, if any, to the Participant pursuant to this Award Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof. Any action arising out of, or relating to, any of the provisions of this Award Agreement shall be brought only in the United States District Court for the Southern District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.
8.
Company Policies. The Participant agrees that the Award, and the right to receive and/or retain any vested Performance Share Units or payments covered by this Award, will be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented from time to time by the Company’s Board of Directors, a duly authorized committee thereof or the Company, or as required by applicable law or any applicable securities exchange listings standards. By accepting this Award under the Plan, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such policy, law or standard. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid pursuant to this Award.
9.
Withholding. The Company and the Participant shall comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to the Award (including Dividend Equivalents). The Company shall withhold the employer’s minimum statutory withholding based upon minimum statutory withholding rates for federal and state purposes, or as otherwise approved by the Committee, including payroll taxes that are applicable to such supplemental taxable income. Any payment of required withholding taxes by the Participant in the form of Common Stock shall not be permitted if it would result in an accounting charge to the Company with respect to such shares used to pay such taxes unless otherwise approved by the Committee.
10.
Award Subject to Claims of Creditors. The Participant shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary or Affiliated Entity by reason of the right to earn an Award (including Dividend Equivalents) under the Plan and this Award Agreement, and the Participant or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary or Affiliated Entity with respect to any rights under the Plan or this Award Agreement.

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11.
Captions. The captions of specific provisions of this Award Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Award Agreement or the intent of any provision hereof.
12.
Counterparts. This Award Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form one agreement.
13.
Conditions to Post-Retirement Vesting.
(a)
Notice of and Conditions to Post-Retirement Vesting. If the Participant is Post-Retirement Vesting Eligible, the Company shall, within a reasonable period of time prior to the Participant’s Date of Termination, notify the Participant that the Participant has the right, pursuant to this Section 13(a), to continue to vest following the Date of Termination in any unvested Performance Share Units provided that the Participant executes and delivers to the Company the following documentation: (i) a non-disclosure letter agreement, in the form attached as Exhibit A (a “Non‑Disclosure Agreement”), and (ii) a compliance certificate, in the form attached as Exhibit B (a “Compliance Certificate”), indicating the Participant’s full compliance with the Non-Disclosure Agreement, in each case, no later than the time(s) specified in similar provisions of the Participant’s other equity award agreements with the Company or as may otherwise be required by the Committee. Notwithstanding the foregoing and for the avoidance of doubt, at the Company’s election, the Participant may deliver a single Non-Disclosure Agreement and Compliance Certificate, as applicable, for each year to satisfy the Participant’s obligations under this Section and similar provisions in the Participant’s other equity award agreements with the Company.
(b)
Consequences of Failure to Satisfy Vesting Conditions. In the event that, the Participant fails to deliver either the respective Non-Disclosure Agreement or Compliance Certificate on or before the date required for the delivery of such document, the Participant shall not be entitled to vest in any unvested Performance Share Units and the unvested Performance Share Units subject to this Award Agreement shall be forfeited. The only remedy of the Company for failure to deliver a Non‑Disclosure Agreement or a Compliance Certificate shall be the Participant’s failure to vest in, and forfeiture of, any unvested Performance Share Units.
14.
Amendment. Except as permitted by the Plan, this Award Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.
15.
Entire Agreement. Except as otherwise provided herein, the Plan and this Award Agreement constitute the entire agreement between the Participant and the Company and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Award Agreement.
16.
Application of Section 409A of the Code. The Award covered by this Award Agreement is intended to be exempt from, or otherwise comply with the provisions of, Section 409A of the Code, and the regulations and other guidance promulgated thereunder (“409A”). Notwithstanding the foregoing or any other provision of this Award Agreement or the Plan to the contrary, if the Award is subject to the provisions of 409A (and not exempt therefrom), the provisions of this Award Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or

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benefits hereunder constitute non-conforming “deferred compensation” subject to taxation under 409A, the Participant agrees that the Company may, without the Participant’s consent, modify the Award Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” without the meaning of 409A or to provide such payment or benefits in a manner that complies with the provisions of 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of the Participant’s separation from service (within the meaning of 409A), (A) the Participant is a specified employee (within the meaning of 409A and using the identification methodology selected by the Company from time to time) and (B) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of 409A) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in 409A in order to avoid taxes or penalties under 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date, but shall instead settle it, without interest, within 30 days after such six-month period. Each payment under the Award shall be treated as a right to a separate payment. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with 409A, and the Participant recognizes and acknowledges that 409A could potentially impose upon the Participant certain taxes and/or interest charges for which the Participant is and shall remain solely responsible.
17.
Definitions. Words, terms or phrases used in this Award Agreement shall have the meaning set forth in this Section 17. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning designated in the Plan.
(a)
“Award” has the meaning set forth in Section 2.
(b)
“Award Agreement” has the meaning set forth in the preamble.
(c)
“Company” has the meaning set forth in the preamble.
(d)
“Compliance Certificate” has the meaning set forth in Section 13(a).
(e)
“Date of Grant” has the meaning set forth in the preamble.
(f)
“Date of Termination” means the first day occurring on or after the Date of Grant on which the Participant is not employed by the Company, a Subsidiary, or an Affiliated Entity, regardless of the reason for the termination of employment; provided, however, that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company, a Subsidiary, and an Affiliated Entity or between two Subsidiaries or two Affiliated Entities. The Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company, a Subsidiary, or an Affiliated Entity approved by the Participant’s employer pursuant to Company policies. If, as a result of a sale or other transaction, the Participant’s employer ceases to be either a Subsidiary or an Affiliated Entity, and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary or Affiliated Entity, then the date of occurrence of such transaction shall be treated as the Participant’s Date of Termination.
(g)
“Dividend Equivalent” has the meaning set forth in Section 3(g).

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(h)
“Early Retirement Date” means, with respect to the Participant, the first day of a month that occurs on or after the date the Participant (i) attains age 55 and (ii) earns at least 10 Years of Service.
(i)
“Non-Disclosure Agreement” has the meaning set forth in Section 13(a).
(j)
“Normal Retirement Date” means, with respect to the Participant, the first day of a month that occurs on or after the date the Participant attains age 65.
(k)
“Participant” has the meaning set forth in the preamble.
(l)
“Performance Goal” shall mean the performance goal specified on Schedule A which must be attained and certified in order to determine the number of Performance Share Units, if any, that vest pursuant to this Award.
(m)
“Performance Period” has the meaning set forth on Schedule A over which the attainment of the Performance Goal is to be measured.
(n)
“Performance Share Unit” means a performance-based, restricted stock unit granted under the Plan.
(o)
“Plan” has the meaning set forth in the recitals.
(p)
“Post-Retirement Vesting Eligible” means the Participant’s Date of Termination occurs (i) by reason of the Participant’s retirement and (ii) on or after the earlier of the Participant’s Early Retirement Date or the Participant’s Normal Retirement Date, provided that, in connection with the Participant’s termination of employment, the Committee has not otherwise affirmatively determined that the Participant shall not be Post-Retirement Vesting Eligible.
(q)
“Year of Service” means a calendar year in which the Participant is employed with the Company, a Subsidiary or Affiliated Entity for at least nine months during such calendar year.

“COMPANY” DEVON ENERGY CORPORATION,

a Delaware corporation

“PARTICIPANT” #ParticipantName#

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SCHEDULE A

PERFORMANCE GOAL, PERFORMANCE PERIOD

18.
Performance Period. The maximum number of Performance Share Units in which Participant can vest pursuant to the Award shall be calculated based on the Performance Goal over a three-year Performance Period that begins January 1, 2022 and ends December 31, 2024 (the "Performance Period").
19.
Performance Goal. The Performance Goal is based on total shareholder return (“TSR”). TSR shall mean the rate of return stockholders receive through stock price changes and the assumed reinvestment of dividends over the Performance Period. Vesting will be based on the Company’s TSR ranking relative to the TSR ranking of the Peer Companies (identified in Section 3(d) below). At the end of the Performance Period, the TSR for the Company, and for each Peer Company, shall be determined pursuant to the following formula:

TSR = (Closing Average Share Value – Opening Average Share Value) + Reinvested Dividends

Opening Average Share Value

The result shall be rounded to the nearest hundredth of one percent (.01%).

(a)
The term “Closing Average Share Value” means the average value of the common stock for the 30 trading days ending on the last day of the Performance Period, which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during 30-day period and (ii) average the amounts so determined for the 30-day period.
(b)
The term “Opening Average Share Value” means the average value of the common stock for the 30 trading days preceding the start of the Performance Period, which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 30-day period and (ii) average the amounts so determined for the 30-day period.
(c)
“Reinvested Dividends” shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable ex-dividend date by (ii) the Closing Average Share Value.
(d)
Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.
20.
Vesting Schedule. The Performance Share Units will vest pursuant to the Award based on the Company’s relative TSR ranking in respect of the Performance Period as compared to the TSR ranking of the Peer Companies, in accordance with the following schedule:

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Devon Energy Corporation Relative TSR Ranking	Vesting (Percentage of Target Award) in the event of Positive TSR	Vesting (Percentage of Target Award) in the event of Negative TSR
1-2	200%	100%
3	175%	100%
4	150%	100%
5	125%	100%
6	100%	100%
7	88%	88%
8	75%	75%
9	63%	63%
10	50%	50%
11-12	0%	0%

(a)
In the event TSR is positive for the Performance Period, the maximum number of Performance Share Units that can vest for the Performance Period may range from 0% to 200% of the target Award, with the actual percentage to be determined on the basis of the percentile level at which the Committee certifies that the Performance Goal has been attained in relation to the corresponding Performance Goal for Peer Companies for the Performance Period; provided however, that the maximum number of Performance Share Units that may become earned and vested during such Performance Period will be calculated as follows: #QuantityGranted# x 200%. The Committee retains sole discretion to reduce the vesting percentage (and thus the maximum number of Performance Share Units that may vest), including reduction to zero, without regard to the performance of the Company’s TSR relative to the TSR of the Peer Companies.
(b)
In the event the Company’s TSR is negative for the Performance Period, the maximum number of Performance Share Units that can vest for the Performance Period may range from 0% to 100% of the target Award, with the actual percentage to be determined on the basis of the percentile level at which the Committee certifies that the Performance Goal has been attained in relation to the corresponding Performance Goal for Peer Companies for the Performance Period; provided however, that the maximum number of Performance Share Units that may become earned and vested during such Performance Period will be calculated as follows: #QuantityGranted# x 100%. The Committee retains sole discretion to reduce the vesting percentage (and thus the maximum number of Performance Share Units that may vest), including reduction to zero, without regard to the performance of the Company’s TSR relative to the TSR of the Peer Companies.
(c)
If the Company’s final TSR value is equal to the TSR value of a Peer Company, the Committee shall assign the Company the higher ranking.
(d)
In addition to the Company, the Peer Companies are APA Corporation, Chesapeake Energy Corporation, ConocoPhillips, Coterra Energy Inc., Diamondback Energy, Inc., EOG Resources, Inc.,

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Marathon Oil Corporation, Occidental Petroleum Corporation, Ovintiv Inc., Pioneer Natural Resources Company, and the S&P Midcap 400 Index.
(e)
The Peer Companies will be subject to change as follows:
(i)
In the event of a merger, acquisition or business combination transaction of a Peer Company, in which the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company. Any entity involved in the transaction that is not the surviving company shall no longer be a Peer Company.
(ii)
If a Peer Company ceases to be a publicly traded company at any time during the Performance Period, for any reason, such company shall remain a Peer Company but shall be deemed to have a TSR of negative 100% (-100%).
21.
Pro-rata vesting. In the event the pro-ration terms of Section 3(e) of the Award Agreement apply, then the number of Performance Share Units that vest pursuant to the Award based on Sections 1-3 of this Schedule A will be pro-rated based on the number of days from the Date of Grant to the Date of Termination out of 365.
22.
General Vesting Terms. Any fractional Performance Share Unit resulting from the vesting of the Performance Share Units in accordance with the Award Agreement shall be rounded down to the nearest whole number. Any portion of the Performance Share Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.

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EXHIBIT A

Form of Non-Disclosure Agreement

[Insert Date]

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, OK 73102-5015

Re: Non-Disclosure Agreement

Ladies and Gentlemen:

This letter agreement is entered between Devon Energy Corporation (together with its subsidiaries and affiliates, the “Company”) and the undersigned (the “Participant”) in connection with that certain Performance Share Unit Award Agreement (the “Agreement”) dated _______________, _____ between the Company and the Participant. All capitalized terms used in this letter agreement shall have the same meaning ascribed to them in the Agreement unless specifically denoted otherwise.

The Participant acknowledges that, during the course of and in connection with the employment relationship between the Participant and the Company, the Company provided and the Participant accepted access to the Company’s trade secrets and confidential and proprietary information, which included, without limitation, information pertaining to the Company’s finances, oil and gas properties and prospects, compensation structures, business and litigation strategies and future business plans and other information or material that is of special and unique value to the Company and that the Company maintains as confidential and does not disclose to the general public, whether through its annual report and/or filings with the Securities and Exchange Commission or otherwise (the “Confidential Information”).

The Participant acknowledges that his position with the Company was one of trust and confidence because of the access to the Confidential Information, requiring the Participant’s best efforts and utmost diligence to protect and maintain the confidentiality of the Confidential Information. Unless required by the Company or with the Company’s express written consent, the Participant will not, during the term of this letter agreement, directly or indirectly, disclose to others or use for his own benefit or the benefit of another any of the Confidential Information, whether or not the Confidential Information is acquired, learned, attained or developed by the Participant alone or in conjunction with others.

The Participant agrees that, due to his access to the Confidential Information, the Participant would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if the Participant worked in certain capacities or engaged in certain activities for a period of time following his employment with the Company, specifically in a position that involves (i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in the Participant’s individual area of assignment with the Company, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”). Therefore, except with the prior written consent of the Company, during the term of this letter agreement, the Participant agrees not to be employed by, consult for or otherwise act on behalf of any person or entity in any capacity in which he

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would be involved, directly or indirectly, in a Restricted Occupation. The Participant acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.

The Participant further agrees that during the term of this letter agreement, the Participant will not, directly or indirectly on behalf of a person or entity or otherwise, (i) solicit any of the established customers of the Company or attempt to induce any of the established customers of the Company to cease doing business with the Company, or (ii) solicit any of the employees of the Company to cease employment with the Company.

Notwithstanding the foregoing, nothing in this letter agreement is intended to conflict with the Defend Trade Secrets Act or create liability for disclosures of trade secrets that are expressly allowed by that statute. In particular, under the Defend Trade Secrets Act, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that is made (i) in confidence to a government official or to the Participant’s attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document that is filed under seal in a proceeding. In addition, if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant files any document containing the trade secret under seal and does not otherwise disclose the trade secret, except pursuant to court order. Further, nothing in this letter agreement or any other agreement or arrangement with the Company shall prohibit or restrict the Participant from making any voluntary disclosure of information or documents pertaining to violations of law to any governmental agency or legislative body, any self-regulatory organization, or the Legal Department of the Company without prior notice to the Company.

This letter agreement shall become effective upon execution by the Participant and the Company and shall terminate on December 31, 20__. [Note: Insert date that is the end of the 2023-2025 Performance Period.]

If you agree to the above terms and conditions, please execute a copy of this letter agreement below and return a copy to me.

“Participant”

#ParticipantName#

The undersigned hereby accepts and agrees to the terms set forth above as of this ____ day of ____________, ____.

“Company”

Devon Energy Corporation

By:

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Name:

Title:

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Devon - Public

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EXHIBIT B

Form of Compliance Certificate

I hereby certify that I am in full compliance with the covenants contained in that certain letter agreement (the “Agreement”) dated as of ____________, ____ between Devon Energy Corporation and me and have been in full compliance with such covenants at all times during the period ending ____________, ____ .

#ParticipantName#

Dated:

Devon - Public

Devon - Public

DB1/ 130378707.2